[Letterhead of Aronson & Company]

April 13, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Paradigm Holdings, Inc., which we understand will be filed with the Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company's Form 8-K report dated April 11, 2006. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ Aronson & Company

Aronson & Company